Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

NaaS Technology Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.000001 per share		457(o)		$		$0.000087	$
Fees to be Paid	Other	Preferred Shares		457(o)				0.000087
Fees to be Paid	Other	Debt Securities		457(o)				0.000087
Fees to be Paid	Other	Warrants		457(o)				0.000087
Fees to be Paid	Other	Subscription Rights		457(o)				0.000087
Fees to be Paid	Other	Units		457(o)				0.000087
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$	$200,000,000.00	0.000087		$17,400.00

Total Offering Amounts:							$200,000,000.00			17,400.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$17,400.00

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Offering Note(s)

(1)	The amount to be registered consists of up to $200,000,000 aggregate offering price of an indeterminate amount of Class A ordinary shares, preferred shares, debt securities, warrants, subscription rights, and/or units of the registrant as may from time to time be offered at unspecified prices. The securities registered hereunder also include such indeterminate number of Class A ordinary shares as may be issued upon settlement, exercise, conversion or exchange of securities offered hereunder, or pursuant to anti-dilution provisions. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $200,000,000. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416 under the Securities Act, the Class A ordinary shares being registered hereunder include such indeterminate number of Class A ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.

The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities to be registered pursuant to Instruction 2.A.iii.b to the Calculation of Filing Fee Tables and Related Disclosure in Item 9(b) of Form F-3.

The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

The Class A ordinary shares may be represented by American depositary shares. Each American depositary shares represents 3,200 Class A ordinary shares.